EXHIBIT 99.1

Tenax Therapeutics Announces Pricing of Approximately $9 Million Public Offering

CHAPEL HILL, NC, February 8, 2024 — Tenax Therapeutics, Inc. (Nasdaq: TENX), a specialty pharmaceutical company focused on identifying, developing and commercializing products that address cardiovascular and pulmonary diseases with high unmet medical need, announced today the pricing of a public offering of (i) 1,600,000 shares of its common stock (or pre-funded warrants in lieu thereof) and (ii) warrants to purchase up to 3,200,000 shares of its common stock (the “Common Warrants”) at a purchase price of $5.65 per share and associated Common Warrant. The Common Warrants will have an exercise price of $5.65 per share, are immediately exercisable, and will expire five years after their initial exercise date. The offering is expected to close on or about February 12, 2024, subject to customary closing conditions.

Roth Capital Partners is acting as the exclusive placement agent in the offering.

Gross proceeds, before deducting placement agent fees and commissions and offering expenses are expected to be approximately $9,040,000 million. The Company intends to use the net proceeds from the offering to advance the initiation of sites and the enrollment and treatment of patients in its LEVEL trial, a Phase 3 trial of oral levosimendan, as well as for working capital, capital expenditures, and other general corporate purposes.

The securities described above are being offered pursuant to a registration statement on Form S-1/A (File No. 333-275856), as amended, that was declared effective by the U.S. Securities and Exchange Commission (“SEC”), on February 7, 2024. Copies of the accompanying prospectus relating to and describing the terms of the offering may be obtained, when available, at the SEC’s website at www.sec.gov or by contacting Roth Capital Partners, LLC, 888 San Clemente Drive, Suite 400, Newport Beach, CA 92660 or by email at rothecm@roth.com.

This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. Any offer, if at all, will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement.

About the Phase 3 LEVEL Study (NCT05983250)

The LEVEL Study is a Phase 3, double-blind, randomized, placebo-controlled study of levosimendan in patients with PH-HFpEF. Approximately 152 subjects will be randomized in a 1:1 ratio to receive an oral dose of levosimendan or placebo 2 mg/day for Weeks 1 to 4 and 3 mg/day for Weeks 5 to 12. The primary outcome measure for the study is six-minute walk distance from Baseline to Week 12. All randomized subjects will have the option to enter the 92-week OLE following the completion of all study events at Week 12.

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About Levosimendan (TNX-101, TNX-102, TNX-103)

Levosimendan is a unique potassium ATP channel activator and calcium sensitizer that affects the heart and vascular system through multiple mechanisms of action. Initially discovered and developed by Orion Corporation in Finland, intravenous levosimendan is approved in 58 countries outside the United States for use in hospitalized patients with acutely decompensated heart failure. Tenax Therapeutics has North American rights to develop and commercialize IV (TNX-101), subcutaneous (TNX-102), and oral (TNX-103) formulations of levosimendan. Results of Tenax Therapeutics’ Phase 2 HELP trial of levosimendan in patients with pulmonary hypertension (PH) and heart failure with preserved ejection fraction (HFpEF) demonstrated that IV levosimendan produces potent dilation of the central and pulmonary venous circulations which translates into an improvement in exercise capacity, a discovery that forms the basis for LEVEL, the Phase 3 investigation of Tenax Therapeutics’ potential groundbreaking therapy. To date, no other drug therapy has improved exercise tolerance in patients with PH associated with HFpEF, “a growing epidemic with high morbidity and mortality and no treatment. The clear unmet need and lethal nature of PH-HFpEF must be met with novel solutions at all levels of therapeutic development.” (AHA Scientific Advisory, “A Call to Action,” 2022).

About Tenax Therapeutics

Tenax Therapeutics, Inc. is a specialty pharmaceutical company focused on identifying, developing, and commercializing products that address cardiovascular and pulmonary diseases with high unmet medical need. The Company owns North American rights to develop and commercialize IV, subcutaneous, and oral formulations of levosimendan. Tenax Therapeutics also is developing a unique oral formulation of imatinib. For more information, visit www.tenaxthera.com. Tenax’s common stock is listed on The Nasdaq Stock Market LLC under the symbol “TENX”.

Caution Regarding Forward-Looking Statements

Except for historical information, all of the statements, expectations and assumptions contained in this press release are forward-looking statements. These forward-looking statements may include information concerning possible or projected future business operations. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: risks related to closing the public offering; our anticipated use of net proceeds from the public offering; our ability to raise additional money to fund our operations for at least the next 12 months as a going concern and develop our product candidates as anticipated; risks related to our business strategy, including the prioritization and development of product candidates; intellectual property risks; risks of our clinical trials, including, but not limited to, the timing, delays, costs, design, initiation, enrollment, and results of such trials; any delays in regulatory review and approval of product candidates in development; reliance on third parties, our manufacturers and CROs; risks regarding the formulation, production, marketing, customer acceptance and clinical utility of our product candidates; our estimates regarding the potential market opportunity for our product candidates; the potential advantages of our product candidates; our competitive position; risks related to our continued listing on Nasdaq; our ability to maintain our culture and recruit, integrate and retain qualified personnel and advisors, including on our Board of Directors; volatility and uncertainty in the global economy and financial markets in light of the COVID-19 pandemic or similar health epidemics and geopolitical uncertainties such as in Ukraine and the Middle East; changes in legal, regulatory and legislative environments in the markets in which we operate and the impact of these changes on our ability to obtain regulatory approval for our products; and other risks and uncertainties set forth from time to time in our SEC filings.  Tenax Therapeutics assumes no obligation and does not intend to update these forward-looking statements except as required by law.

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Contacts

Investor Contact:

John Fraunces

Managing Director

LifeSci Advisors, LLC

C: 917-355-2395, or

Brian Mullen

LifeSci Advisors, LLC

C: 203-461-1175

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